UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2011

Kopin Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19882	04-2833935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 John Hancock Road

Taunton, MA 02780

(Address of Principal Executive Offices) (Zip Code)

(508) 824-6696

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kopin Corporation 2011 Incentive Plan

On February 18, 2011, Kopin Corporation’s (the “Company”) Compensation Committee approved the adoption of the Company’s 2011 Incentive Plan effective as of December 26, 2010. The 2011 Incentive Plan was prepared using the same guidelines and methodologies as the 2010 and 2009 incentive plans, as such, this Form 8-K may not be required pursuant to Instruction 2 of Form 8-K Item 5.02(e). The Company’s 2011 Incentive Plan will act as an incentive plan for the Company’s fiscal year ending December 31, 2011. Pursuant to this 2011 Incentive Plan, certain officers and employees of the Company are eligible to earn incentive compensation if the Company achieves certain financial milestones (the “Financial Milestones”), as adopted by the Compensation Committee, based on the 2011 plan budget. The purpose of the 2011 Incentive Plan is to further align the interest of management and shareholders by providing employees higher levels of compensation for meeting or exceeding the Financial Milestones. The 2011 Incentive Plan provides a cash bonus if the minimum Financial Milestones are achieved and is designed to pay out approximately 35% of amounts earned in cash and 65% in restricted common stock of the Company for incremental amounts earned above the minimum. If the Company is unable to issue common stock, the amounts earned may be paid out solely in the form of cash. If the minimum Financial Milestones are not met, no bonus or restricted stock will be owed under the 2011 Incentive Plan. The incentive compensation may be earned if the product line a participant works for meets its respective Financial Milestone even if the other product lines of the Company do not meet its respective Financial Milestones. Drs. Fan and Choi and Mr. Sneider will earn 50% of their incentive compensation based on the results of the Display product line and 50% upon the results of the III-V product line.

Pursuant to the 2011 Incentive Plan, on February 18, 2011, the Company granted to its officers restricted stock awards as set forth in column (b) of Table II below. If the Financial Milestones are met, the shares of restricted stock will vest as follows: (i) 50% of the restricted stock will vest if the Officer is employed by the Company through December 10, 2011, and (ii) the remaining 50% of the restricted stock will vest if the officer remains employed by the Company from December 11, 2011 through December 10, 2012. In order to earn the cash component of the incentive plan the officer must be employed with the Company on December 31, 2011. The Company shall determine if the Financial Milestones have been met based on its financial results for the year ended December 31, 2011.

Table I below provides the potential range of awards that the officers may be eligible to earn under the 2011 Incentive Plan. The table does not include amounts that will be paid as part of the officer’s annual salary, amounts that may be earned under previous equity awards or any additional awards the Compensation Committee may grant.

TABLE I

Officer	Minimum Incentive Compensation (a)	Maximum Incentive Compensation (b)
Dr. Fan	$100,000	$271,163
Mr. Sneider	$25,000	$126,595
Dr. Tsaur	$25,000	$149,555
Dr. Choi	$25,000	$98,446
Mr. Hill	$25,000	$118,895
Mr. Presz	$25,000	$97,309

(a)	Cash bonus payable if the minimum Financial Milestones are achieved.
(b)	Estimate of the total incentive compensation the officer can earn if all Financial Milestones are achieved. As set forth in the Table II below, the Maximum Incentive Compensation is computed as the sum of the Maximum Cash Bonus (column (a) below) plus the value of the Maximum Restricted Shares earned under the 2011 Incentive Plan (column (b) below). The value of the restricted common stock was computed as the maximum number of shares the officer can earn multiplied by $4.20 an estimate of the Company’s closing stock price on the day, February 18, 2011, the Compensation Committee approved the 2011 Incentive Plan and related equity awards. The actual closing price was $4.19. The value of the restricted common stock is an approximation of the expense the Company would record as a result of the 2011 Incentive Plan. The actual value to the officer is dependent on the Company’s common stock price on the day the restrictions on the common stock lapse.

TABLE II

Officer	Maximum Cash Bonus (a)	Maximum Restricted Shares (b)	Maximum Incentive Compensation (c)
Dr. Fan	$94,907	42,066	$271,163
Mr. Sneider	$44,308	19,639	$126,595
Dr. Tsaur	$52,344	23,201	$149,555
Dr. Choi	$34,456	15,272	$98,446
Mr. Hill	$41,613	18,444	$118,895
Mr. Presz	$34,058	15,096	$97,309

(a)	Cash bonus payable if all Financial Milestones are achieved.
(b)	Number of restricted shares of the Company’s common stock which can be earned if all Financial Milestones are achieved.
(c)	See column (b) in Table I above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated: March 10, 2011	By:	/s/ Richard A. Sneider
Richard A. Sneider Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)